Media Contacts:	Doug Kline/Michael Clark
Sempra Energy
(877) 866-2066
www.sempra.com
Financial Contacts:	Dennis Arriola/Karen Sedgwick
Sempra Energy
(877) 736-7727

SEMPRA ENERGY REPORTS
FIRST-QUARTER 2002 EARNINGS

    Earnings per Share of $0.71 Achieved in First Quarter 2002
    Company on Track for $2.65 Earnings per Share for 2002
    Target of $2.90 Earnings per Share Set for 2003

SAN DIEGO, April 23, 2002 -- Sempra Energy (NYSE: SRE) today reported unaudited first-quarter 2002 earnings of $146 million, or $0.71 per diluted share, compared with $178 million, or $0.88 per diluted share, for the same period of 2001.

The previous year's first-quarter earnings benefited from a one-time $0.10-per-share gain from the sale of the company's stake in Energy America, a retail energy-marketing firm, as well as from increased volatility in energy markets. Excluding the one-time gain, earnings per share for the first quarter 2001 were $0.78.

Revenues for Sempra Energy were $1.5 billion in the first quarter 2002, compared with $3.2 billion in the first quarter 2001. Revenues in the first quarter of last year were higher due primarily to higher energy commodity costs incurred by the company's California utilities.

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"Sempra Energy produced solid earnings results in the first quarter, led by our trading company and California utilities," said Stephen L. Baum, chairman, president and chief executive officer of Sempra Energy. "I am pleased that we continue to meet our financial objectives, execute our plan, and remain on track to achieve $2.65 earnings per share by year-end."

Sempra Energy Utilities

On April 1, 2002, Sempra Energy integrated the management of its two California utilities -- Southern California Gas Company (SoCalGas) and San Diego Gas & Electric (SDG&E) -- into one umbrella organization, Sempra Energy Utilities.

Sempra Energy Utilities contributed $113 million in net income in the first quarter of 2002, compared with net income of $103 million in the first quarter last year.

Net income for SoCalGas for the first quarter 2002 was $60 million, compared with $51 million in the same period in 2001. The increase was due primarily to lower operating and interest expenses.

SDG&E reported net income for the first quarter 2002 of $53 million, up from

$52 million for the same period in 2001.

SDG&E reported that its undercollection for power costs on behalf of customers continues to be reduced under current rates. At March 31, 2002, the undercollected balance was reduced to $338 million from $392 million at Dec. 31, 2001. The undercollection had peaked at $747 million in March 2001.

Sempra Energy Trading

Sempra Energy Trading reported net income of $42 million for the first quarter 2002, compared with $86 million in the year-earlier period. First-quarter 2001 earnings were favorably affected by unusually high volatility in energy commodity markets.

Baum said Sempra Energy Trading's first-quarter 2002 income was considerably higher than that of the fourth quarter 2001, reflecting an increase in the company's business, which had slowed in the aftermath of the Sept. 11, 2001, tragedy.

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On Feb. 4, 2002, Sempra Energy Trading completed the acquisition of London-based Enron Metals Limited, the leading metals trader on the London Metals Exchange, for

$145 million. The company has been renamed Sempra Metals Limited and is expected to contribute positively to Sempra Energy's earnings per share in 2002.

On March 18, 2002, Sempra Energy Trading announced an agreement to acquire the metals concentrates business of New York-based Enron Metals & Commodity Corp., a leading global trader of copper, lead and zinc concentrates. The purchase is subject to approval by the U.S. Bankruptcy Court. On April 2, 2002, Sempra Energy Trading announced an agreement to acquire the Liverpool, England-based Henry Bath Limited and subsidiaries, which provide warehousing services for non-ferrous metals in Europe and Asia. If successfully completed, the two transactions will total approximately $68 million and also are expected to contribute positively to Sempra Energy's earnings per share in 2002.

Sempra Energy Resources

Sempra Energy Resources, the wholesale power-generation subsidiary of

Sempra Energy, reported a net loss of $3 million in the first quarter 2002, compared with net income of $4 million in the first quarter 2001. The loss was primarily due to lower energy commodity prices in the first quarter 2002 compared with the first quarter 2001, and development costs for new power plants.

The company's 10-year contract with the California Department of Water Resources (CDWR) did not call for Sempra Energy Resources to supply any electricity during the quarter. Sempra Energy Resources resumed selling power to the CDWR under the contract April 1, 2002.

The power plants that Sempra Energy Resources is building in Arizona, California and Mexico all are on schedule to commence operations by the end of 2003. The company has approximately 2,400 megawatts of new generation in operation or under construction.

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Sempra Energy International

For the first quarter 2002, Sempra Energy International's net income increased to

$8 million from $5 million during the same quarter 2001. The improvement was driven primarily by increased profitability of the company's utility operations in Mexico, Chile and Peru.

Construction is well advanced on the North Baja Pipeline, which will extend

215 miles from Arizona across Baja California, Mexico. Sempra Energy International has completed more than 80 percent of the 135-mile Mexico segment, while PG&E Corporation's National Energy Group began construction of the 80-mile U.S. segment in March. The pipeline is expected to begin service in the third quarter 2002.

Argentina's economic problems had no material impact on Sempra Energy International's earnings in the first quarter 2002, because it was summer in the Southern Hemisphere and natural gas use was low. The company recorded a $94-million non-cash reduction to shareholder's equity during the quarter to reflect the devaluation of the Argentine peso relative to the U.S. dollar since Dec. 31, 2001. Sempra Energy International owns a 43-percent interest in two Argentine natural gas utility holding companies.

Sempra Energy Solutions

Sempra Energy Solutions, which offers energy outsourcing and commodity services to commercial and industrial customers, recorded net income of $1 million in the first quarter 2002, compared with a net loss of $6 million in the same period in 2001. A growing customer base and better profit margins on energy contracts contributed to improved results during the quarter.

Earnings Targets

Sempra Energy reaffirms its earnings-per-share target of $2.65 for 2002. The company also has established an earnings-per-share target of $2.90 for 2003, which is in line with its goal of a projected average annual growth rate of 8 percent to 10 percent. The

2002 and 2003 earnings-per-share targets include the effect of the recently announced $450 million offering of Equity Units.

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Internet Broadcast

Sempra Energy will broadcast a live discussion of its earnings results over the Internet today at 1 p.m. EDT with Baum; Neal E. Schmale, executive vice president and chief financial officer, Sempra Energy; Donald E. Felsinger, group president, Sempra Energy Global Enterprises; Edwin A. Guiles, group president, Sempra Energy Utilities; Frank H. Ault, senior vice president and controller, Sempra Energy; and Dennis V. Arriola, vice president of investor relations, Sempra Energy. Access is available by logging onto the Web site at www.sempra.com. For those unable to log onto the live Webcast, the teleconference will be available on replay a few hours after its conclusion by dialing

(719) 457-0820 and entering passcode number 432662.

Sempra Energy (NYSE: SRE), based in San Diego, is a Fortune 500 energy services holding company with 2001 revenues of $8 billion. The Sempra Energy companies' nearly 12,000 employees serve about 9 million customers in the United States, Europe, Canada, Mexico, South America and Asia.

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This press release contains statements that are not historical fact and constitute forward-looking statements within the meaning of the Private Securities Legislation Reform Act of 1995. When the company uses words like "believes," "expects," "anticipates," "intends," "plans," "estimates," "may," "would," "should" or similar expressions, or when the company discusses its strategy or plans, the company is making forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Future results may differ materially from those expressed in the forward-looking statements. Forward-looking statements are necessarily based upon various assumptions involving judgments with respect to the future and other risks, including, among others: national, international, regional and local economic, competitive, political, legislative and regulatory conditions and developments; actions by the California Public Utilities Commission, the California State Legislature, the California Department of Water Resources and the Federal Energy Regulatory Commission; capital market conditions, inflation rates and interest rates; energy and trading markets, including the timing and extent of changes in commodity prices; weather conditions; business, regulatory and legal decisions; the pace of deregulation of retail natural gas and electricity delivery; the timing and success of business development efforts; and other uncertainties, all of which are difficult to predict and many of which are beyond the company's control. These risks and uncertainties are further discussed in the company's reports filed with the Securities and Exchange Commission that are available through the EDGAR system without charge at its Web site, www.sec.gov.